EXHIBIT 99.1

Upland Software Reports Third Quarter 2026 Financial Results
Q3 revenue reported above midpoint of guidance; company outlines three-phase plan targeting approximately 35% Adjusted EBITDA margin in the first half of 2028

AUSTIN, Texas--(BUSINESS WIRE)-- Upland Software, Inc. (Nasdaq: UPLD), a leader in AI-powered knowledge and content management software, today announced its financial and operating results for the third quarter 2026, outlined its multi-year strategic plan, and issued guidance for its fourth quarter and full year of 2026.
“Three months after laying out our plan in my shareholder letter, I’m pleased to report that we are executing on it,” said Sean Nathaniel, Upland’s President and Chief Executive Officer. “Our roadmap for this next chapter has three phases: Simplify and Delever, through early 2027; Stabilize and Expand, in 2027; and Grow, in 2028 and beyond, driven by new AI use cases. We have four operational pillars underpinning that plan, including protecting and deepening our customer relationships, winning new logos with emerging AI use cases, scaling our reach through channel partnerships, and expanding margins by reimagining how we operate with AI. As we work through the plan, we are targeting an adjusted EBITDA margin of approximately 35% in the first half of 2028.”
Third Quarter 2026 Financial Highlights
•Total revenue was $47.5 million, a decrease of 6% from $50.5 million in the third quarter of 2025.
•Subscription and support revenue was $45.3 million, a decrease of 5% from $47.7 million in the third quarter of 2025.
•GAAP net loss was $0.5 million compared to a GAAP net loss of $1.1 million in the third quarter of 2025. Non-GAAP net income was $6.4 million, a decrease of 41% from $10.8 million in the third quarter of 2025.
•Adjusted EBITDA was $12.6 million, or 27% of total revenue, compared to $16.0 million, or 32% of total revenue, in the third quarter of 2025.
•GAAP operating cash flow was $2.8 million, compared to GAAP operating cash flow of $6.9 million in the third quarter of 2025. Free cash flow was $2.7 million, compared to free cash flow of $6.7 million in the third quarter of 2025.
•Cash on hand as of the end of the third quarter of 2026 was $28.9 million, and the company’s $30.0 million revolving credit facility remained undrawn.
•Upland repaid $4.2 million of term loan principal in the third quarter of 2026, including $1.5 million of scheduled amortization and $2.7 million of additional payments, bringing year-to-date repayments to $13.1 million. The term loan balance was $225.4 million as of September 30, 2026, down from $238.5 million as of December 31, 2025.

Nathaniel added, “We have already made meaningful progress. We reorganized around three product groupings aligned to our customers, brought in Jennifer Simon as CFO, and added Carahsoft as a channel partner to bring our knowledge management solutions to the public sector. In the third quarter, we delivered revenue above the midpoint of our guidance, improved our adjusted EBITDA margin sequentially and continued to pay down debt. With HGGC as a long-term sponsor and a healthy balance sheet, we have the foundation to see this plan through and turn our AI advantage into margin expansion and, ultimately, revenue growth.”

Third Quarter Business Highlights and Updates
•We welcomed 77 new customers to Upland in the third quarter, including 10 new major customers. We also expanded relationships with 185 existing customers, 14 of which were major expansions.
•We announced a strategic partnership with Carahsoft Technology Corp., The Trusted Government IT Solutions Provider®. Under the agreement, Carahsoft serves as Upland’s Master Government Aggregator®, making the company’s knowledge management and contact center solutions available to the Public Sector. These products will be available through Carahsoft’s reseller partners and NASA Solutions for Enterprise-Wide Procurement (SEWP) V, The Interlocal Purchasing System (TIPS), National Association of State Procurement Officials (NASPO) ValuePoint, OMNIA Partners, E&I Cooperative Services Contract, and The Quilt contracts. This partnership marks a strategic expansion of Upland's partner network, providing Government organizations with new capabilities to accelerate digital transformation and deliver better service, faster.
•We were recognized in the Gartner® Magic Quadrant™ for Customer Service Knowledge Management Systems, published on July 16, 2026(1). “This research helps customer service and support technology leaders identify KM innovations that enable the transformation of service operations and customer experience.” According to the report, "the CS-KMS market is undergoing a structural shift from passive content repositories to active, AI-driven reasoning layers powered by machine-readable knowledge."
•We earned 43 badges in G2's Fall 2026 market reports, driven by customer reviews of its AI-powered solutions. Leading the results were Upland RightAnswers and Upland Panviva, the company's AI-powered knowledge management solutions, which together secured the most badges of all Upland products. Upland BA Insight, an AI enablement solution, was also recognized with several badges, while Upland Qvidian, the company's AI-powered proposal and RFP automation solution, also earned distinction.
•In July 2026, President and Chief Executive Officer Sean Nathaniel issued an open letter to shareholders, Upland’s Next Chapter, outlining the company’s strategy to capitalize on its installed base of more than 1,100 enterprise customers in the AI era. The letter detailed Upland’s reorganization into three product groupings (Knowledge & Contact Center Management, Content Lifecycle Automation, and Vertical Solutions) and its priorities for converting its AI advantage into margin expansion and, ultimately, revenue growth. The full letter is available on the Upland Investor Relations website.
•As previously disclosed, on July 31, 2026, Upland received a notice from Nasdaq that it no longer meets the $15 million minimum market value of publicly held shares requirement for continued listing on the Nasdaq Global Market, and the company has until January 27, 2027, to regain compliance. As a sponsor-backed company with a healthy balance sheet, Upland does not expect any change in its listing status to affect its operations or stakeholder relationships.

Business Outlook
For the quarter ending December 31, 2026, Upland expects reported total revenue to be between $44.7 and $47.7 million, including subscription and support revenue between $42.3 and $44.8 million, for a decline in total revenue of 6% at the midpoint from the quarter ended December 31, 2025. Fourth quarter 2026 Adjusted EBITDA is expected to be between $12.5 and $14.0 million, which at the midpoint is a decline of 13% from the quarter ended December 31, 2025. Fourth quarter 2026 Adjusted EBITDA margin is expected to be 29% at the midpoint as compared to the 31% Adjusted EBITDA margin for the quarter ended December 31, 2025.
For the full year ending December 31, 2026, Upland expects reported total revenue to be between $190.1 and $193.1 million, including subscription and support revenue between $179.8 and $182.3 million, for a decline in total revenue of 12% at the midpoint from the year ended December 31, 2025. This year-over-year revenue decline is primarily due to divestitures completed in 2025 and customer churn events in the third quarter of 2026. Full year 2026 Adjusted EBITDA is expected to be between $50.5 and $52.0 million, which at the midpoint is a decline of 12% from the year ended December 31, 2025. Full year 2026 Adjusted EBITDA margin is expected to be 27% at the midpoint as compared to the 27% Adjusted EBITDA margin for the year ended December 31, 2025.

Conference Call Details
Upland's executive team will host a live conference call and webcast at 7:30 a.m. Central Time / 8:30 a.m. Eastern Time tomorrow, November 5th to review Upland’s financial results and outlook for the business. The call can be accessed via a webcast on investor.uplandsoftware.com, or by dialing 1 (833) 461-5787 toll-free (recommended for participants in North America) or 1 (585) 542-9983 (recommended for participants outside North America, standard international rates may apply). Attendees will need to use meeting ID 521 982 733 to join the call. This webcast will contain forward-looking statements and other material information regarding Upland’s financial and operating results.
Following the completion of the conference call, a recording of the webcast will be made available at investor.uplandsoftware.com for twelve months.

(1)The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this press release), and the opinions expressed in the Gartner Content are subject to change without notice. Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner’s business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose. Gartner is a trademark of Gartner, Inc. and its affiliates.

About Upland Software
Upland Software (Nasdaq: UPLD) provides an intelligence layer that unifies and contextualizes enterprise knowledge, content, and data, turning isolated information into actionable outcomes for every human and agent. More than 1,100 enterprise customers rely on Upland's deep domain expertise to drive measurable, value-add outcomes, unlocking the full potential of AI as their organizations evolve.

For more information, visit www.uplandsoftware.com.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, and Free Cash Flow.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, such as our revenues excluding the impact for foreign currency fluctuations or our operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and they are used by our institutional investors and the analyst community to help them analyze the health of our business. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided below in this release.
We are unable to reconcile any forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information which is needed to complete a reconciliation is unavailable at this time without unreasonable effort. Additionally, we are unable to quantify the impact of foreign currency exchange fluctuations on components of our income statement beyond revenues because the information which is needed to do so is unavailable at this time without unreasonable effort.
Upland defines Adjusted EBITDA as net income (loss), calculated in accordance with GAAP, plus depreciation and amortization expense, interest expense, net, loss on debt extinguishment, other expense (income), net, provision (benefit) for income taxes, stock-based compensation expense, acquisition and divestiture-related expenses, non-recurring litigation costs, purchase accounting adjustments for deferred revenue, loss on divestitures and impairment charges.
Upland defines non-GAAP net income (loss) as net income (loss), calculated in accordance with GAAP, plus amortization of purchased intangible assets, amortization of debt discount, loss on debt extinguishment, stock-based compensation expenses, acquisition and divestiture-related expenses, non-recurring litigation expenses, purchase accounting adjustments for deferred revenue, non-recurring effects of provision for income tax, loss on divestitures, impairment charges and the related tax effect of the adjustments above.
Upland defines Free Cash Flow as GAAP operating cash flow less purchases of property and equipment.
Upland defines major accounts as accounts with greater than or equal to $25,000 in annual recurring revenue.
Upland defines major expansions as existing customers who expanded the amount of annual recurring revenue under their contract by at least $25,000.

In connection with periodic reviews of our business, we discontinued the availability of certain non-strategic product offerings and a limited number of non-strategic customer contracts (collectively referred to as “Sunset Assets”).

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance, including our guidance related to future performance, and are subject to substantial risks, uncertainties and assumptions. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. Accordingly, you should not place undue reliance on these forward-looking statements. Forward-looking statements include any statement that does not directly relate to any historical or current fact and often include words such as “anticipate,” “believe,” “may,” “will,” “continue,” “seek,” “estimate,” “intend,” “hope,” “predict,” “could,” “should,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions, although not all forward-looking statements contain these words.
Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but are not limited to: our financial performance and our ability to achieve or sustain profitability or predict future results; our plans regarding future acquisitions and divestitures and our ability to consummate and operationalize acquisitions or divestitures; our ability to expand our go-to-market operations, including our marketing and sales organization, and successfully increase sales of our products; our ability to obtain financing in the future on acceptable terms or at all; our expectations with respect to revenue, cost of revenue, and operating expenses in future periods; our expectations with regard to revenue from perpetual licenses and professional services; our ability to adapt to macroeconomic factors impacting the global economy, including global conflicts and uncertainty, changes in trade policy, foreign currency exchange risk, inflation and supply chain constraints; our ability to attract and retain customers; our ability to successfully enter new markets and manage our international expansion; our ability to comply with privacy laws and regulations; our ability to incorporate and deliver artificial intelligence (“AI”) functionality into our products and services, including our ability to unlock critical knowledge, automate content workflows and drive measurable ROI; our ability to deliver high-quality customer service; our plans regarding, and our ability to effectively manage, our growth, including with respect to our growth investments; maintaining our senior management team and key personnel; the performance of our resellers; our ability to adapt to changing market conditions and competition; our ability to adapt to technological change and continue to innovate; global economic and financial market conditions and uncertainties; the growth of demand for cloud-based, digital transformation applications; our ability to integrate our applications with other software applications; maintaining and expanding our relationships with third parties; costs associated with defending intellectual property infringement and other claims; our ability to maintain, protect and enhance our brand and intellectual property; our expectations with regard to trends, such as seasonality, which affect our business; impairments to goodwill and other intangible assets; our beliefs regarding how our applications benefit customers and what our competitive strengths are; the operation, reliability and security of our third-party data centers; our expectations as to the timing of the discontinuation of any Sunset Assets, as well as the composition of Sunset Assets; our expectations as to the payment of dividends; our 2025 Share Repurchase Plan, including expectations regarding the timing and manner of repurchases made under the Share Repurchase Plan; our current level of indebtedness, including our exposure to variable interest rate risk; the potential elimination or limitation of tax incentives or tax losses and/or reductions of U.S. federal net operating losses; our ability to execute our strategic plan and achieve our long-term financial targets, including our Adjusted EBITDA margin target; our ability to regain and maintain compliance with Nasdaq continued listing requirements; the risk that we did not consider another contingency included in this list; and factors that could affect our business and financial results identified in Upland's filings with the Securities and Exchange Commission (the "SEC"), including Upland's most recent 10-K filed with the SEC. Additional information will also be set forth in Upland's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that Upland makes with the SEC.
The forward-looking statements herein represent Upland's views as of the date of this press release, and these views could change. However, while Upland may elect to update these forward-looking statements at some point in the future, Upland specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the views of Upland as of any date subsequent to the date of this press release.

###

Investor Relations Contact:
Jennifer Simon
investor-relations@uplandsoftware.com
512-960-1010

Media Contact:
Lloyd Berry
media@uplandsoftware.com
512-960-1010

Upland Software, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription and support	$45,259	$47,725	$137,502	$158,374
Perpetual license	1,180	1,160	4,213	3,967
Total product revenue	46,439	48,885	141,715	162,341
Professional services	1,086	1,641	3,641	5,223
Total revenue	47,525	50,526	145,356	167,564
Cost of revenue:
Subscription and support	10,706	10,774	32,689	40,136
Professional services and other	813	903	2,434	3,024
Total cost of revenue	11,519	11,677	35,123	43,160
Gross profit	36,006	38,849	110,233	124,404
Operating expenses:
Sales and marketing	8,976	9,707	27,957	34,234
Research and development	7,781	7,872	23,591	29,195
General and administrative	8,398	8,787	26,001	30,627
Depreciation and amortization	5,518	6,357	16,728	21,216
Divestiture-related expenses	—	778	22	9,402
Impairment of goodwill and other intangibles	—	—	35,246	2,469
Total operating expenses	30,673	33,501	129,545	127,143
Income (loss) from operations	5,333	5,348	(19,312)	(2,739)
Other income (expense):
Interest expense, net	(5,083)	(4,204)	(14,068)	(10,783)
Loss on divestitures of businesses	—	(473)	—	(24,364)
Loss on debt extinguishment	—	(2,301)	—	(2,301)
Other income (expense), net	154	249	(937)	(1,587)
Total other expense, net	(4,929)	(6,729)	(15,005)	(39,035)
Income (loss) before benefit from (provision for) income taxes	404	(1,381)	(34,317)	(41,774)
Benefit from (provision for) income taxes	(855)	259	(2,682)	1,775
Net loss	$(451)	$(1,122)	$(36,999)	$(39,999)
Preferred stock dividends	(1,538)	(1,470)	(4,562)	(4,362)
Net loss attributable to common stockholders	$(1,989)	$(2,592)	$(41,561)	$(44,361)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.67)	$(0.90)	$(14.15)	$(15.56)
Weighted average common shares outstanding:
Weighted-average common shares outstanding, basic and diluted	2,953,833	2,878,486	2,936,566	2,851,028

Upland Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,913	$29,398
Restricted cash	626	626
Accounts receivable, net of allowance	21,639	25,603
Deferred commissions, current	5,140	5,660
Unbilled receivables	3,705	3,981
Income tax receivable, current	4,001	1,832
Prepaid expenses and other current assets	7,202	8,154
Total current assets	71,226	75,254
Tax credits receivable	1,114	863
Property and equipment, net	1,476	1,815
Operating lease right-of-use asset	1,244	1,713
Intangible assets, net	42,800	62,317
Goodwill	223,234	259,631
Deferred commissions, noncurrent	7,561	7,865
Interest rate derivatives	279	15
Other assets	3,157	3,704
Total assets	$352,091	$413,177
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,691	$2,140
Accrued compensation	4,026	4,358
Accrued expenses and other current liabilities	3,323	3,938
Deferred revenue	64,614	74,768
Operating lease liabilities, current	522	817
Current maturities of notes payable	3,046	7,739
Total current liabilities	79,222	93,760
Notes payable, less current maturities	216,921	224,667
Deferred revenue, noncurrent	5,121	4,841
Operating lease liabilities, noncurrent	1,695	1,971
Noncurrent deferred tax liability, net	6,397	6,723
Other long-term liabilities	661	505
Total liabilities	310,017	332,467
Series A Convertible Preferred stock	133,640	129,078
Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	604,714	607,278
Accumulated other comprehensive loss	(18,773)	(15,138)
Accumulated deficit	(677,507)	(640,508)
Total stockholders’ deficit	(91,566)	(48,368)
Total liabilities, convertible preferred stock and stockholders’ deficit	$352,091	$413,177

Upland Software, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net loss	$(451)	$(1,122)	$(36,999)	$(39,999)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,295	7,552	19,349	25,367
Deferred income taxes	(31)	75	(207)	(3,457)
Amortization of deferred costs	1,651	1,750	5,024	6,403
Foreign currency re-measurement loss	161	(686)	1,280	669
Non-cash interest, net and other income, net	(268)	(1,512)	(1,964)	(2,133)
Non-cash stock-based compensation expense	723	2,323	2,514	8,072
Non-cash loss on impairment of goodwill and other intangibles	—	—	35,246	2,469
Non-cash loss on divestitures of businesses	—	473	—	24,364
Non-cash loss on retirement of fixed assets	16	8	18	60
Non-cash loss on debt extinguishment	—	2,301	—	2,301
Changes in operating assets and liabilities:
Accounts receivable	(1,777)	731	3,826	11,989
Prepaid expenses and other current assets	(1,686)	(2,401)	(1,121)	(3,128)
Other assets	(1,608)	3,734	(4,622)	546
Accounts payable	1,236	(1,092)	1,573	(6,086)
Accrued expenses and other liabilities	495	(639)	(709)	433
Deferred revenue	(1,994)	(4,607)	(9,473)	(9,388)
Net cash provided by operating activities	2,762	6,888	13,735	18,482
Investing activities
Purchase of property and equipment	(110)	(207)	(278)	(1,265)
Collections on note receivable	192	167	553	167
Proceeds from the divestitures of businesses, net of cash transferred	—	—	—	9,063
Net cash provided by investing activities	82	(40)	275	7,965
Financing activities
Proceeds from notes payable, net of debt discount	—	234,600	—	234,600
Payments on notes payable	(4,183)	(258,075)	(13,108)	(293,650)
Payments of debt issuance costs	—	(1,392)	(243)	(1,399)
Stock repurchases and retirements	(355)	(137)	(355)	(137)
Taxes paid related to net share settlement of equity awards	(33)	(323)	(160)	(1,003)
Net cash used in financing activities	(4,571)	(25,327)	(13,866)	(61,589)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(404)	223	(629)	1,471
Change in cash, cash equivalents and restricted cash	(2,131)	(18,256)	(485)	(33,671)
Cash, cash equivalents and restricted cash, beginning of period	31,670	41,637	30,024	57,052
Cash, cash equivalents and restricted cash, end of period	$29,539	$23,381	$29,539	$23,381
Supplemental disclosures of cash flow information:
Cash paid for interest, net of interest rate derivatives	$5,759	$6,153	$17,355	$14,201
Cash paid for taxes, net of refunds	$987	$974	$6,040	$6,122
Non-cash investing and financing activities:
Note receivable from divestiture of businesses, net of discount	$—	$—	$—	$4,881

Upland Software, Inc.
Reconciliation of Adjusted EBITDA
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(451)	$(1,122)	$(36,999)	$(39,999)
Add:
Depreciation and amortization expense	6,295	7,552	19,349	25,367
Interest expense (income), net	5,083	4,204	14,068	10,783
Other expense (income), net	(154)	(249)	937	1,587
Loss on debt extinguishment	—	2,301	—	2,301
Provision for (benefit from) income taxes	855	(259)	2,682	(1,775)
Stock-based compensation expense	723	2,323	2,514	8,072
Divestiture-related expenses	—	778	22	9,402
Non-recurring litigation costs	245	4	246	34
Purchase accounting deferred revenue discount	5	27	26	93
Loss on divestitures of businesses	—	473	—	24,364
Impairment of goodwill and other intangibles	—	—	35,246	2,469
Adjusted EBITDA	$12,601	$16,032	$38,091	$42,698

Upland Software, Inc.
Reconciliation of Non-GAAP Net Loss and Non-GAAP EPS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Net Loss to Non-GAAP Net Income:
Net loss	$(451)	$(1,122)	$(36,999)	$(39,999)
Add:
Stock-based compensation expense	723	2,323	2,514	8,072
Amortization of purchased intangibles	6,125	7,335	18,763	24,627
Amortization of debt discount	334	401	990	1,487
Divestiture-related expenses	—	778	22	9,402
Loss on debt extinguishment	—	2,301	—	2,301
Non-recurring litigation expense	245	4	246	34
Purchase accounting deferred revenue discount	5	27	26	93
Loss on divestitures of businesses	—	473	—	24,364
Impairment of goodwill and other intangibles	—	—	35,246	2,469
Tax effect of adjustments above	(598)	(1,690)	(1,889)	(8,230)
Non-GAAP net income	$6,383	$10,830	$18,919	$24,620

Weighted average common shares outstanding, basic	2,953,833	2,878,486	2,936,566	2,851,028
Weighted average common shares outstanding, diluted	3,734,734	3,648,739	3,714,439	3,615,961
Non-GAAP earnings per share, basic	$2.16	$3.76	$6.44	$8.64
Non-GAAP earnings per share, diluted	$1.71	$2.97	$5.09	$6.81

Upland Software, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of operating cash flow to Free Cash Flow:
Net cash provided by operating activities	$2,762	$6,888	$13,735	$18,482
Less: Purchase of property and equipment	(110)	(207)	(278)	(1,265)
Free Cash Flow	$2,652	$6,681	$13,457	$17,217

Upland Software, Inc.
Supplemental Financial Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stock-based compensation:
Cost of revenue	$63	$69	$221	$333
Research and development	46	89	186	697
Sales and marketing	13	80	56	384
General and administrative	601	2,085	2,051	6,658
Total	$723	$2,323	$2,514	$8,072

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Depreciation:
Operating expense	$170	$217	$586	$740
Total	$170	$217	$586	$740

Amortization:
Cost of revenue	$777	$1,195	$2,621	$4,151
Operating expense	5,348	6,140	16,142	20,476
Total	$6,125	$7,335	$18,763	$24,627